As filed with the Securities and Exchange Commission on November 14, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Walker House
87 Mary Street
George Town, Grand Cayman KY1-9002,
Cayman Islands, British West Indies
(345) 949-0050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald J. Malys
Chief Financial Officer
Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
Telephone: (303) 839-5060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Deborah J. Friedman
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee(3)
Ordinary Shares
Preference Shares
Warrants
Debt Securities
Depositary Shares
Ordinary Share Purchase Rights
Total	$200,000,000	$21,400

(1)                Includes an indeterminate number of ordinary shares and preference shares, warrants to purchase ordinary shares and preference shares, an indeterminate principal amount of debt securities, depositary shares representing fractional interests in preference shares and ordinary share purchase rights representing rights to purchase an amount of ordinary shares which may be issued independently or together with another security. This Registration Statement also covers (i) ordinary shares that may be issued upon exercise of warrants and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. No separate consideration will be received for any securities issued upon conversion or exchange. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities of 1933, as amended (the “Securities Act’), such additional number of ordinary shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)                Represents the initial offering price of all securities sold up to an aggregate public offering price not to exceed $200,000,000.00 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies by the Registrant.

(3)                Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated November 14, 2006

The information in this prospectus is not complete and may be changed. Apex Silver Mines Limited may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and Apex Silver Mines Limited is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

APEX SILVER MINES LIMITED

$200,000,000

DEBT SECURITIES
PREFERENCE SHARES
DEPOSITARY SHARES
ORDINARY SHARES
WARRANTS
ORDINARY SHARE PURCHASE RIGHTS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, we may sell from time to time our debt securities, preference shares, depositary shares, ordinary shares, warrants, or ordinary share purchase rights in one or more offerings up to a total dollar amount of $200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements also may add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before you invest in the securities.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our ordinary shares are traded on the American Stock Exchange under the symbol “SIL.”

Investing in the securities offered in this prospectus involves risk. You should carefully consider the “Risk Factors” contained in this prospectus beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2006.

As used in this prospectus, the terms “Apex Silver,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Apex Silver Mines Limited or to one or more of Apex Silver Mines Limited’s consolidated subsidiaries or to all of them taken as a whole. When we refer to “ordinary shares” throughout this prospectus, we include all rights attaching to our ordinary shares under any shareholder rights plan then in effect.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process on Form S-3. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and a discussion of the material U.S. federal income tax considerations relating to such offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC’s website, located at http://www.sec.gov, or at the SEC’s offices referenced under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act, are hereby incorporated by reference:

•       our Annual Report on Form 10-K, as amended, for the year ended December 31, 2005;

•       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•       our Current Reports on Form 8-K filed January 9, January 27, February 27, March 10, April 11, 2006, June 13, 2006, June 23, 2006 and September 28, 2006;

•       the description of our capital stock contained in our registration statement on Form S-1, as amended (File No. 333-34685), and incorporated by reference into our Registration Statement on Form 8-A under the Exchange Act filed with the SEC on November 18, 1997.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents), at no cost, by writing or calling Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, Attention: Vice President, Investor Relations and Corporate Development, telephone (303) 839-5060.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES LAWS

Apex Silver is a Cayman Islands exempted company and one of our directors resides in jurisdictions outside of the United States. At any one time, all or a substantial portion of our assets and directors are or may be located in jurisdictions outside of the United States. Therefore, it could be difficult for investors to effect within the United States service of process on us or any of our directors who reside outside the United States. Further, it could be difficult to recover against us or such directors judgments of courts in the United States, including judgments based upon civil liability under U.S. federal securities laws and similar state laws. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process with respect to actions based on offers of the securities offered by this prospectus in the United States by serving Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, our U.S. agent appointed for that purpose.

Walkers, our Cayman Islands counsel, has advised us that there may be circumstances where the courts of the Cayman Islands would not enforce:

•       judgments of U.S. courts obtained in actions against us or our directors that are not residents within the United States that are based upon the civil liability provisions of U.S. federal securities laws and similar state laws; or

•       original actions brought in the Cayman Islands against us or such persons based solely upon U.S. federal securities laws.

There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement. There are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In addition, some remedies that are available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be allowed in Cayman Islands courts as being contrary to public policy.

SUMMARY

This summary contains selected information and because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and prospectus supplement carefully, as well as our financial statements and the related notes and other information incorporated by reference in this prospectus, before making an investment decision.

Our Company

Apex Silver Mines Limited, incorporated under the laws of the Cayman Islands in 1996, is engaged in the exploration and development of silver properties in Latin America. We have a large diversified portfolio of privately owned and controlled silver and other mineral exploration properties. We have rights to or control over claims or concessions covering a total of approximately 700,000 acres, divided into approximately 60 property groups, located in or near the traditional silver producing regions of Bolivia, Peru, Argentina and Mexico. None of our properties is in production, and consequently we have no operating income or cash flow.

Our exploration efforts have produced our first development property, our 100% owned San Cristobal project located in southern Bolivia. We expect to commence production at San Cristobal during the second half of 2007. On September 25, 2006 we sold 35% of the San Cristobal project to Sumitomo Corporation in exchange for (i) $224 million, (ii) 22.86% of Sumitomo’s share of the silver production from the San Cristobal project, payable in the future in cash or silver bullion, and (iii) future cash payments equal to 20% of Sumitomo’s share of payable zinc revenues in excess of $1,800 per tonne. Additional information regarding this transaction is provided in our Form 8-K filed on September 28, 2006.

We are managed by a team of seasoned mining professionals with significant experience in the construction, development and operation of large scale, open pit and underground, precious and base metals mining operations, as well as in the identification and exploration of mineral properties.

Our principal executive office is located at 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203 and our telephone number is (303) 839-5060. Our internet address is www.apexsilver.com. Information contained on the Company’s website is not a part of this prospectus.

Our Strategy

Apex Silver is one of a limited number of silver companies with significant exposure to other metals. Our strategy is to capitalize on the San Cristobal project and our sizeable portfolio of mineral exploration properties in order to achieve long-term profits and growth and to enhance shareholder value. Although our primary focus is on silver, we intend to produce other metals from deposits we may discover or acquire, including zinc, lead and gold. From time to time, we also consider acquisitions of development or producing properties and business combination opportunities.

The principal elements of our business strategy are to:

•       complete the development of the San Cristobal project into a large-scale open-pit mining operation;

•       continue to explore and develop those properties which we believe are most likely to contain significant amounts of silver and/or other metals and divest those properties that are not of continuing interest; and

•       identify and acquire additional mining and mineral properties that we believe contain significant amounts of silver and/or other metals or have exploration potential.

Certain Tax Considerations

We believe that we likely were a passive foreign investment company (“PFIC”) with respect to 2004 and 2005, and likely will be a PFIC in 2006, as well as potentially with respect to future years. If we are a PFIC, U.S. Holders of ordinary shares will be subject to certain adverse U.S. federal income tax rules. Under the PFIC rules, a U.S. Holder who disposes or is deemed to dispose of ordinary shares at a gain, or who receives or is deemed to receive certain distributions with respect to ordinary shares, generally will be required to treat such gain or distributions as ordinary income and pay an interest charge on the tax imposed with respect thereto. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of Apex Silver being classified as a PFIC. See “Certain Federal Tax Considerations.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any of the following securities, either separately or in units:

•       debt securities;

•       ordinary shares;

•       preference shares;

•       depositary shares;

•       warrants; and

•       ordinary share purchase rights.

This prospectus provides you with a general description of the securities which we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

The securities which we may offer may involve a high degree of risk. A prospectus supplement relating to any security that we offer will describe the risks relating to each such security. In addition, a prospectus supplement may also contain additional risk factors relating to our business.

Debt Securities

We may offer general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same ranking as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our Senior Indebtedness (as described below). In addition, we are a holding company that conducts all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries (except to the extent that our company is recognized as a creditor of those subsidiaries) and preferred shareholders of our subsidiaries.

The debt securities will be issued under an indenture between us and a financial institution, acting on your behalf as trustee. We have summarized certain general features of the debt securities that will be included in the indentures. We encourage you to read the form of the indentures (which are exhibits to the Registration Statement) and our recent periodic and current reports that we file with the SEC. Directions on how you can get copies of these reports are provided under the heading “Where You Can Find More Information.”

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants or special events of default in respect of such series of subordinated debt securities.

Preference Shares and Depositary Shares

We may issue our preference shares in one or more classes or series. Our Board of Directors will determine for the preference shares, the dividend, voting, redemption, sinking fund, conversion, liquidation preference, relative priority and other rights of the class or series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preference shares that will be represented by depositary shares and depositary receipts.

Ordinary Shares

We may issue our ordinary shares, par value $0.01 per share. Holders of ordinary shares are entitled to receive dividends when declared by the Board of Directors (subject to the rights of holders of preference shares). Each holder of ordinary shares is entitled to one vote per share. The holders of ordinary shares have no preemptive rights or cumulative voting rights.

Warrants

We may issue warrants for the purchase of preference shares or ordinary shares. We may issue warrants independently or together with other securities. A prospectus supplement relating to the warrants will describe the terms of the warrants, including the following: the title, number and offering price of the warrants; the terms on which they may be issued; and the number, designation and description of the ordinary shares or preference shares that may be purchased upon exercise of the warrants and the price at which such shares may be purchased.

Ordinary Share Purchase Rights

We may issue rights to purchase ordinary shares (the “Ordinary Share Purchase Rights”). We may issue Ordinary Share Purchase Rights independently or together with other securities. Our Board of Directors will determine for the Ordinary Share Purchase Rights, the number, the exercise price, the terms on which they may be issued, the extent of transferability, the date of commencement and the date of expiration.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing any of our securities, you should consider carefully, in addition to the other information contained in, or incorporated by reference into, this prospectus, the risks set forth below. The risks we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus.

We have no history of production.

We have no history of producing silver or other metals. The development of our San Cristobal project requires the construction and operation of mines, processing plants and related infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises. There can be no assurance that we will successfully establish mining operations or profitably produce silver or other metals at any of our properties.

We have a history of losses and we expect losses to continue for at least the next two years.

As an exploration and development company that has no production history, we have incurred losses since our inception, and we expect to continue to incur additional losses until sometime after the startup of production at San Cristobal. As of September 30, 2006, we had an accumulated deficit of $216 million. There can be no assurance that we will achieve or sustain profitability in the future.

The calculation of our reserves and other mineralization is subject to significant estimates.

Unless otherwise indicated, reserves and other mineralization figures presented in our filings with the SEC, press releases and other public statements that may be made from time to time are based on estimates of contained silver and other metals made by independent geologists or our own personnel. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. There can be no assurance that:

•       these estimates will be accurate;

•       reserves and other mineralization figures will be accurate; or

•       reserves or mineralization could be mined and processed profitably.

Since we have not commenced production on any of our properties, reserves and other mineralization estimates may require adjustments or downward revisions based on actual production experience. Extended declines in market prices for silver, zinc and lead may render portions of our reserves uneconomic and result in reduced reported reserves. Any material reductions in estimates of our reserves and other mineralization, or of our ability to extract these reserves or mineralization, could have a material adverse effect on our results of operations, financial condition and cash flows.

We have not established the presence of proven or probable reserves at any of our mineral properties other than the San Cristobal project. There can be no assurance that subsequent testing or future feasibility studies will establish additional reserves at our properties. The failure to establish additional reserves could restrict our ability to successfully implement our strategies for long term growth beyond the San Cristobal project.

The San Cristobal project is subject to risks including delays in completion and we may be unable to achieve anticipated production volume or manage cost increases.

Completion of the development of the San Cristobal project is subject to various factors, including the availability, terms, conditions and timing of acceptable arrangements for transportation, construction and smelting; and the performance of our engineering and construction contractors, mining contractor, suppliers and consultants. The lack of availability on acceptable terms or the delay in any one or more of the other items listed above could also delay or prevent the development of San Cristobal as currently planned. In addition, labor disputes, including strikes, work stoppages and demonstrations, are common in Bolivia. We have experienced occasional work stoppages and demonstrations at San Cristobal in the past and expect that similar labor disputes may occur in the future from time to time. Further, completion of the development of the San Cristobal project may be compromised in the event of a prolonged decline in price levels for silver and zinc. There can be no assurance:

•       when or whether the San Cristobal project will be completed;

•       whether the resulting operations will achieve the anticipated production volume; or

•       that the construction costs and ongoing operating costs associated with the development of the San Cristobal project will not be higher than anticipated.

We have never developed or operated a mine or managed a significant mine development project. We cannot assure you that the development of San Cristobal will be completed at the cost and on the schedule predicted, or that silver, zinc and lead grades and recoveries, production rates or anticipated capital or operating costs will be achieved.

We believe that we have sufficient funds to complete the development of the San Cristobal project. If the actual cost to complete the project is significantly higher than currently expected, there can be no assurance that we will have sufficient funds to cover these costs or that we will be able to obtain alternative sources of financing to cover these costs. Unexpected cost increases, reduced silver and zinc prices or the failure to obtain necessary additional financing on acceptable terms, to complete the development of the San Cristobal project on a timely basis, or to achieve anticipated production capacity, could have a material adverse effect on our future results of operations, financial condition and cash flows.

The successful development of the San Cristobal project is also subject to the other risk factors described herein.

We depend on a single mining project which is not 100% owned by us.

We anticipate that the majority, if not all, of any revenues for the next few years and beyond will be derived from the sale of metals mined at the San Cristobal Project. Therefore, if we are unable to complete and successfully mine the San Cristobal Project, our ability to generate revenue and profits would be materially adversely affected.

In September 2006 we sold 35% of the San Cristobal Project to Sumitomo Corporation. As a result of this transaction, Sumitomo obtained certain rights with respect to the management and operation of the project. For example, certain significant matters for the project require the approval of Sumitomo, including approval of annual programs and budgets, and increases of 15% or more in capital expenditures or operating expenses and mergers or liquidations. If Sumitomo does not approve our proposals with respect to these matters, we may face significant delays in completing the project or improving its operations and may be unable to operate the project in the manner we believe to be in the best interests of our shareholders.

We and Sumitomo are required to provide our proportionate shares of funding for the project if necessary in order to complete construction and begin commercial operations. If additional funding is necessary and Sumitomo does not pay its 35% share of such additional amounts, there can be no assurance that we would have sufficient capital to fund the amounts required.

Sumitomo is also required to comply with certain provisions of the San Cristobal project financing agreements. If Sumitomo fails to comply with its obligations, the failure could result in a default under those agreements, and in the subsequent acceleration of the San Cristobal project loans and settlement obligations under the commodity derivative obligations required by the project lenders, and enforcement of the lender’s liens against the San Cristobal Project. See—“We may be unable to comply with the terms and covenants of the debt financing for our San Cristobal Project.”

Our success will depend on our ability to manage our growth.

As we increase our development activity at San Cristobal, we are experiencing significant growth in our operations, which we expect to continue and accelerate over the next year and a half as we complete construction and anticipate the commencement of production in 2007. This growth has created and will continue to create new positions and responsibilities for management personnel and will substantially increase demands on our operating and financial systems. There can be no assurance that we will successfully meet these demands and manage our anticipated growth.

Our profitability will be affected by changes in the prices of metals.

Our profitability and long-term viability depend, in large part, on the market price of silver, zinc, lead and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

•       global or regional consumption patterns;

•       supply of, and demand for, silver, zinc, lead and other metals;

•       speculative activities;

•       expectations for inflation; and

•       political and economic conditions.

The aggregate effect of these factors on metals prices is impossible for us to predict. Decreases in metals prices in the past have delayed the development of the San Cristobal project and could in the future adversely affect our ability to finance the exploration and development of our other properties, which would have a material adverse effect on our financial condition, results of operations and cash flows. There can be no assurance that metals prices will not decline.

The following table sets forth for the periods indicated (1) the Comex nearby active silver futures contract’s high and low price of silver in U.S. dollars per troy ounce and (2) the London Metals Exchange’s high and low settlement prices of zinc and lead in U.S. dollars per pound.

	Silver		Zinc		Lead
Year	High	Low	High	Low	High	Low
2001	$4.83	$4.03	$0.48	$0.33	$0.24	$0.20
2002	5.13	4.22	0.42	0.33	0.24	0.18
2003	5.99	4.35	0.46	0.34	0.34	0.19
2004	8.29	5.49	0.56	0.42	0.45	0.29
2005	9.01	6.41	0.87	0.54	0.51	0.37
2006*	14.83	8.74	1.95	0.87	0.76	0.43

*                    Through November 3, 2006

The closing prices of silver, zinc and lead on November 3, 2006 were $12.61 per troy ounce, $1.95 per pound and $.76 per pound, respectively.

We may not be successful in hedging against metals price, currency and interest rate fluctuations; we expect to incur mark-to-market losses on our metals price hedges and could lose money through our hedging programs.

We have entered into metals trading transactions to hedge against commodity and base metals price risks, using puts, calls and forward sales. The terms of our debt financing for the San Cristobal project require that we utilize various price hedging techniques to hedge a portion of the metals we plan to produce at San Cristobal. If we fail to maintain the minimum level of hedge transactions required by the terms of our debt financing for the San Cristobal project, our ability to draw additional amounts from the lenders may be adversely affected. These derivative positions represent 4%, 14% and 17% of planned life-of-mine payable production of silver, zinc and lead. For the nine months ended September 30, 2006, we recorded $165.5 million in non-cash mark-to-market losses related to our metals derivative open positions, resulting from recent increases in the spot and forward prices for silver, zinc and lead. During the periods that the metal derivative positions are outstanding, gains and losses may fluctuate substantially from period to period based on spot prices, forward prices and quoted option volatilities.

We expect to settle these hedges over time after the San Cristobal project is in production. If the completion of the project is delayed or if we are unable for any reason to deliver the quantity of metals required by the terms of the applicable forward sale, we may be required to settle the sales by purchasing silver, zinc or lead at spot prices. Depending on the price of the applicable metal at that time, the financial settlement of the forward sales could have a material adverse effect on our financial condition, results of operations and cash flows.

We may also enter into transactions to hedge the risk of exposure to currency and interest rate fluctuations related to the development of the San Cristobal project in Bolivia or to exploration or development in other countries in which we incur substantial expenditures.

Further, there can be no assurance that the use of hedging techniques will ultimately be to our benefit. Hedging instruments that protect against metals market price volatility may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production, which would cause us to record a mark-to-market loss, decreasing our revenues and profits. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Hedging contracts also are subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition, results of operations and cash flows.

The exploration of mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

Our future growth and profitability will depend, in part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration and development programs. Competition for attractive mineral exploration properties is intense. Our strategy is to expand our reserves through a broad program of exploration. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

•       establish ore reserves through drilling and metallurgical and other testing techniques;

•       determine metal content and metallurgical recovery processes to extract metal from the ore; and

•       construct, renovate or expand mining and processing facilities.

If we discover ore, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that we will successfully acquire additional mineral rights, or that our exploration programs will result in new proven and probable reserves in sufficient quantities to justify commercial operations at any of our properties, other than the San Cristobal project.

We consider from time to time the acquisition of operating or formerly operating mines. Our decisions to acquire these properties are based on a variety of factors including historical operating results, estimates of and assumptions about future reserves, cash and other operating costs, metals prices and projected economic returns, and evaluations of existing or potential liabilities associated with the property and its operation. Our estimates and assumptions may turn out to be erroneous or incorrect. In addition, there is intense competition for attractive properties. Accordingly, there is no assurance that our acquisition efforts will result in profitable mining operations.

Our profitability depends, in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems and delays.

None of our mineral properties, including the San Cristobal project, has an operating history upon which we can base estimates of future cash operating costs. Our decision to develop the San Cristobal project is based on feasibility studies. Decisions about the development of other projects in the future may also be based on feasibility studies. Feasibility studies derive estimates of reserves and operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about future metals prices. Our profitability will be affected by changes in the price of metals. Feasibility studies derive estimates of average cash operating costs based upon, among other things:

•       anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•       anticipated recovery rates of silver and other metals from the ore;

•       cash operating costs of comparable facilities and equipment; and

•       anticipated climatic conditions.

Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

There are a number of uncertainties inherent in the development and construction of any new mine, including the San Cristobal project. These uncertainties include:

•       the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•       the availability and cost of skilled labor, power, water and transportation;

•       the availability and cost of appropriate smelting and refining arrangements;

•       the need to obtain necessary environmental and other governmental permits, and the timing of those permits; and

•       the availability of funds to finance construction and development activities.

The costs, timing and complexities of mine construction and development are increased by the remote location of many mining properties, like the San Cristobal project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that our future development activities will result in profitable mining operations.

Title to our mineral properties may be challenged.

Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claims to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the properties or concessions in which we hold direct or indirect interests and, therefore, the precise area and location of these properties may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to some of our mineral properties from leaseholds or purchase option agreements which require the payment of rent or other installment fees. In addition, we must make annual mining patent payments to the Bolivian government totaling approximately $400,000 to maintain our concessions at San Cristobal. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. Some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. In addition, our ability to transfer or sell our rights to some of our mineral properties requires governmental approvals or third party consents, which may not be granted.

We cannot insure against all of the risks associated with mining.

The business of mining is subject to a number of risks and hazards, including:

•       adverse environmental effects;

•       industrial accidents;

•       labor disputes;

•       technical difficulties due to unusual or unexpected geologic formations;

•       failures of pit walls; and

•       flooding and periodic interruptions due to inclement or hazardous weather conditions.

These risks can result in, among other things:

•       damage to, and destruction of, mineral properties or production facilities;

•       personal injury;

•       environmental damage;

•       delays in mining;

•       monetary losses; and

•       legal liability.

Although we maintain, and intend to continue to maintain, insurance with respect to our operations and mineral properties within ranges of coverage consistent with industry practice, there can be no assurance that insurance will be available at economically feasible premiums. Insurance against environmental risks is not generally available. These environmental risks include potential liability for pollution or other disturbances resulting from mining exploration and production. In addition, not all risks associated with developing and producing silver, zinc, lead and other metals are included in coverage and some covered risks may result in liabilities which exceed policy limits. Further, we may elect to not seek coverage for all risks. The occurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be subject to fines or other penalties in connection with an alleged violation of the Foreign Corrupt Practices Act.

We have concluded, based on the results of an internal investigation conducted under the direction of our Audit Committee, that several senior employees of one of our South American subsidiaries were involved in making impermissible payments of approximately $125,000 to government officials in 2003 and 2004 in connection with an inactive, early stage exploration property that is not related to any of our active exploration or development properties. We contacted the Department of Justice (“DOJ”) and SEC and reported the results of our internal investigation. We have been informed that the SEC has commenced an investigation with respect to these matters, including possible violations of the Foreign Corrupt Practices Act (“FCPA”). We are cooperating fully with the SEC investigation, and will cooperate with any investigation by the DOJ. There can be no assurance that governmental investigation of these matters will not conclude that violations of applicable laws have occurred. If we are found to have violated the FCPA or other applicable law, we may be subject to civil or criminal fines. We cannot predict the outcome of any investigations that may take place, including any fines or penalties that may be imposed.

Our San Cristobal project and our exploration activities are in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

We currently conduct exploration activities in countries with developing economies including Bolivia, Argentina, Mexico and Peru in Latin America. These countries and other emerging markets in which we may conduct operations have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting operations in countries with developing economies, including:

•       political instability and violence;

•       war and civil disturbance;

•       expropriation or nationalization;

•       changing fiscal regimes;

•       fluctuations in currency exchange rates;

•       high rates of inflation;

•       underdeveloped industrial and economic infrastructure; and

•       unenforceability of contractual rights.

Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration and development activities could adversely affect our business. Our operations may be affected in varying degrees by government regulations with respect to, among other things:

•       production restrictions;

•       price controls;

•       export and import controls;

•       income and other taxes;

•       maintenance of claims;

•       environmental legislation;

•       foreign ownership restrictions;

•       foreign exchange and currency controls;

•       labor;

•       welfare benefit policies;

•       land use;

•       land claims of local residents;

•       water use; and

•       mine safety.

We cannot accurately predict the effect of these factors. In addition, legislation in the United States regulating foreign trade, investment and taxation could have a material adverse effect on our financial condition, results of operations and cash flows.

Our San Cristobal project may be adversely affected by changes in government policies toward the mining industry.

On May 1, 2006, President Evo Morales of Bolivia, who took office in January 2006, signed a decree to nationalize Bolivia’s hydrocarbon industry, in order to take control of companies involved in the production, transport, refining or distribution of oil and gas. Although the oil and gas companies were permitted to continue operating, the nationalization decree provides that a larger share of the revenues derived from the production and sale of hydrocarbons in Bolivia will go to the government. The government is negotiating new arrangements separately with each of the oil and gas producers operating in Bolivia. President Morales and others in his administration have made public statements regarding their desire to recover natural resource production in Bolivia, including mining.

To date, there have been no formal proposals to nationalize the mining industry.  The government may, however, alter its current policies with respect to the mining industry. If the San Cristobal project were nationalized, we might be unable to recover any significant portion of our investment in the project. The government could also substantially increase mining taxes or require significant royalty payments, which could have a material adverse effect on the profitability of the San Cristobal project.  If as a result of changes in government policy, we did not complete construction of the San Cristobal project, we could have substantial liabilities in connection with our hedge positions. We do not maintain political risk insurance to cover losses that we may incur as a result of nationalization, expropriation or similar events in Bolivia. The lenders, other than Corporacion Andina de Fomento, do, however maintain political risk insurance to cover their loan and hedge position exposures. Amounts payable with respect to such insurance would be payable directly to the lenders or hedge counterparties and would not cover any portion of our investment in the project.

In addition, in May 2006, the Constitutional Court of Bolivia issued a ruling declaring certain articles of the Mining Code unconstitutional. The Court’s ruling is not effective until May 2008 and the ruling urges the Bolivian Congress to enact legislation during that time which may supersede the ruling. Among other things, the ruling may limit the transferability of mining concessions and restrict our ability to transfer or mortgage our mining concessions including the San Cristobal concessions that we have mortgaged as collateral to the lenders providing financing for the San Cristobal Project. There can be no assurance that the Bolivian Congress will enact legislation to permit the transfer or mortgage of concessions prior to the May 2008 implementation and if implemented, what the impact of the Court’s ruling will be. If the Court’s ruling is implemented and causes a negative effect on the validity of our existing San Cristobal mortgages that situation could result in a default under the San Cristobal Project finance facility, which could result in acceleration of the loan and hedge liabilities.

Our activities are subject to foreign environmental laws and regulations which may materially adversely affect our future operations.

We conduct mineral exploration and development activities primarily in South America and Central America, and are most active in Bolivia, where the San Cristobal project is located, and Peru, Argentina and Mexico. With the development of San Cristobal, we also expect to conduct mining operations in Bolivia. These countries have laws and regulations which control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations will require us to acquire permits and other authorizations for certain activities. In many countries, including Bolivia, there is relatively new comprehensive environmental legislation, and the permitting and authorization processes may not be established or predictable. There can be no assurance that we will be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the development cost of our projects and could delay the commencement of production.

Environmental legislation in many countries is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. In Bolivia, where there is relatively new environmental legislation, enforcement activities and strategies may be under development, and thus may not be predictable. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (1) necessitate significant capital outlays, (2) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects and (3) materially adversely affect our future operations.

Many of our exploration and development properties are located in historic mining districts where prior owners may have caused environmental damage which may not be known to us or to the regulators. In most cases, we have not sought complete environmental analyses of our mineral properties and have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. To the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities would reduce our net cash flow and could have a material adverse effect on our financial condition and results of operations. If we are unable to fund fully the cost of remediation of any environmental condition, we may be required to suspend operations or enter into interim compliance measures pending completion of the required remediation.

We compete against larger and more experienced companies.

The mining industry is intensely competitive. Many of the largest mining companies are primarily producers of base metals, and may become interested in the types of silver deposits on which we are focused because these deposits typically are polymetallic, containing significant quantities of base metals including zinc, lead and copper. Many of these companies have greater financial resources, operational experience and technical capabilities than we have. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and our financing arrangements.

We conduct, and will continue to conduct, all of our operations through subsidiaries. Our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. Further, our debt financing for the San Cristobal project includes requirements that we satisfy certain debt service reserve or operating reserve requirements or meet debt payment obligations prior to payment to us of any dividends by our subsidiaries. Our subsidiaries’ ability to pay dividends or make other distributions to us is also subject to their having sufficient funds to do so. If our subsidiaries are unable to pay dividends or make other distributions, our growth may be inhibited unless we are able to obtain additional debt or equity financing on acceptable terms. In the event of a subsidiary’s liquidation, we may lose all or a portion of our investment in that subsidiary.

We may not be able to raise the funds necessary to explore and develop our mineral properties.

Although we believe that we have raised sufficient amounts to fund the expected cost of developing and constructing the San Cristobal project, we will need additional external financing to fund the exploration and development of our other mineral properties. Sources of external financing may include bank borrowings and future debt and equity offerings. There can be no assurance that such future financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition. The mineral properties that we are likely to develop are expected to require significant capital expenditures. There can be no assurance that we will be able to secure the financing necessary to retain our rights to, or to begin or sustain production at, our mineral properties.

We may be unable to comply with the terms and covenants of the debt financing for our San Cristobal project.

In December 2005, in order to finance construction and startup costs for the San Cristobal project, we entered into a $225 million project loan facility with several large financial institutions. At November 3, 2006, we had borrowed $140 million pursuant to the facility and expect to draw the remaining amounts as part of our funding for the construction of the project. Our obligations under the facility are secured by substantially all of the assets of certain of our subsidiaries, including our Bolivian subsidiary that holds the San Cristobal project. The terms of the loan facility obligate Apex Silver as well as certain of our subsidiaries, including our Bolivian subsidiary, to meet numerous ongoing conditions and covenants. These covenants include obligations related to the construction and operation of the project as well as certain financial covenants pertaining to Apex Silver and our subsidiaries. We already have been unable to meet certain conditions and covenants and have obtained temporary or permanent waivers from our lenders, and we may be unable to meet one or more conditions and covenants in the future. Failure to meet one or more of these conditions and covenants, or our inability to obtain waivers from our lenders in a timely fashion, could prevent us from future borrowing under the loan facility and could cause the lenders to declare us in default on our existing obligations. If such a default were declared and remained uncured, all borrowed amounts could become due and payable immediately. Since we currently have no operations or source of funds, there can be no assurance that we would be able to repay such amounts. If we are unable to repay the borrowed amounts or otherwise perform our obligations under the loan facility, the lenders may be entitled, in certain circumstances, to enforce their lien and take possession of the secured assets, including the assets that comprise the San Cristobal project.

We depend on the services of key executives.

We are dependent on the services of key executives including our chairman and our chief executive officer and a small number of highly skilled and experienced executives and personnel focused on the development of the San Cristobal project. Due to the relatively small size of Apex Silver, the loss of these persons or our inability to attract and retain additional highly skilled employees required for the development of the San Cristobal project may delay or otherwise adversely affect the development of the San Cristobal project, which could have a material adverse effect on our business or future operations.

The substantial control of Apex Silver by our directors, officers and 5% shareholders could have a significant effect in delaying, deferring or preventing a change in control of Apex Silver or other events which could be of benefit to our other shareholders.

As of November 3, 2006, the directors and officers and 5% shareholders of Apex Silver beneficially owned approximately 34 million, or 58% of our outstanding shares, assuming the conversion of currently exercisable options and warrants. This level of ownership by these persons could have a significant effect in delaying, deferring or preventing a change in control of Apex Silver or other events which could be of benefit to our other shareholders.

Apex Silver and certain lower tier subsidiaries will likely be treated as passive foreign investment companies for U.S. federal income tax purposes.

We believe that we likely were a passive foreign investment company (“PFIC”) with respect to 2004 and 2005, and likely will be a PFIC in 2006 as well as potentially with respect to future years. If we are a PFIC, U.S. holders of ordinary shares will be subject to certain adverse U.S. federal income tax rules. Under the PFIC rules, a U.S. holder who disposes or is deemed to dispose of ordinary shares at a gain, or who receives or is deemed to receive certain distributions with respect to ordinary shares, generally will be required to treat such gain or distributions as ordinary income and pay an interest charge on the tax imposed with respect thereto. Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules for holders of ordinary shares (so-called “QEF elections” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of Apex Silver being classified as a PFIC.

In addition, special adverse rules apply to U.S. holders of our shares for any year in which we are a PFIC and have a non-U.S. subsidiary that is also a PFIC (a “lower tier PFIC”). As discussed below, we likely had a lower tier PFIC for 2004 and 2005 and likely will have a lower tier PFIC for 2006 and possibly later years. U.S. holders of ordinary shares generally will be deemed to own, and will be subject to the PFIC rules with respect to, their indirect ownership in any lower tier PFIC. If we are a PFIC and a U.S. holder of ordinary shares does not make a so-called “QEF” election in respect of any lower tier PFIC, the U.S. holder could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower tier PFIC or if the U.S. holder disposes of all or part of its ordinary shares. Moreover, a QEF election that is made for Apex Silver will not apply to a lower tier subsidiary. While a separate QEF election may be made for a lower tier PFIC in order to reduce the adverse impact of the PFIC rules for holders of ordinary shares with respect to that lower tier PFIC, this election may accelerate the recognition of taxable income and may result in the recognition of ordinary income. In addition, any U.S. holder of ordinary shares who has made a mark-to-market election for Apex Silver could be subject to the PFIC rules with respect to income of the lower tier PFIC, even though the value of the lower tier PFIC already was subject to tax via mark-to-market adjustments.

We previously disclosed that, for 2005 and all subsequent taxable years, the potential for our lower tier subsidiaries to be classified as PFICs with respect to new investors could be substantially eliminated without adverse tax consequences. In connection with the completion of the debt financing for the San Cristobal project, however, we were required at the end of 2005 to contribute certain amounts to the Bolivian subsidiary that holds the principal assets associated with the project. Following the contribution of those amounts, that Bolivian subsidiary is earning significant interest income and consequently, we believe that subsidiary was a PFIC in 2005 and will likely be a PFIC in 2006. As a result, U.S. holders of ordinary shares may be subject to the adverse tax treatment described above.

As to whether we may have owned lower tier PFICs in prior years, in certain filings in years before 2006 we stated that we believed that (i) Apex Silver may have been a PFIC but (ii) none of our non-U.S. lower tier subsidiaries had constituted PFICs. We now believe that certain of our non-U.S. lower tier subsidiaries, including our Bolivian subsidiary that owns the San Cristobal project, constituted PFICs in certain prior years. As a result, there is a possibility that some shareholders may suffer adverse U.S. federal income tax consequences that arguably might not have been suffered had they been aware of the prior PFIC status of these lower tier subsidiaries. Such shareholders may, however, be able to make retroactive elections in some cases that would mitigate any such adverse consequences. Moreover, under applicable proposed regulations, the fact that our lower tier subsidiaries of any consequence may not have had earnings and profits for any taxable year since formation may arguably eliminate any such tax consequences in respect of prior taxable years.

In the future, holders of our shares may claim that they have suffered adverse tax consequences for which they could have taken remedial action if they had been aware that such subsidiaries constituted PFICs. It is not possible for us to determine the number of shareholders, if any, that might make such a claim or to determine the merits or impact of such claims on us and whether such claims may be material to us.

FORWARD-LOOKING STATEMENTS

Some information contained in or incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements include comments regarding our San Cristobal project, including development and construction plans, capital and other costs, funding and timing; the timing of completion of San Cristobal construction, start-up and commencement of operations; anticipated spending during 2006 and 2007; increased funding requirements, capital costs and working capital requirements for the San Cristobal project; contractual arrangements with Sumitomo, including Sumitomo’s obligations with respect to deferred payments and funding commitments; the likely increased volatility in future earnings due to forward sales, derivative positions and metals trading activity; anticipated San Cristobal production and operating costs and the timing and amounts of spending on the evaluation and expansion of our exploration portfolio.

The use of any of the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions are intended to identify uncertainties. We believe the expectations reflected in those forward-looking statements are reasonable. We cannot assure you, however, that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in, or incorporated by reference into, this report:

•       worldwide economic and political events affecting the supply of and demand for silver, zinc and lead;

•       political unrest and economic instability in Bolivia including the communities located near the San Cristobal project and other countries in which we conduct business;

•       future actions of the Bolivian government with respect to nationalization of gas and other natural resources;

•       changes in the mining or tax laws or policies of the Bolivian government;

•       volatility in market prices for silver, zinc and lead;

•       financial market conditions;

•       uncertainties associated with developing a new mine, including potential cost overruns and the unreliability of production and cost estimates in early stages of mine development;

•       variations in ore grade and other characteristics affecting mining, crushing, milling and smelting operations and mineral recoveries;

•       geological, technical, permitting, mining and processing problems;

•       the availability, terms, conditions and timing of required government permits and approvals;

•       failure to comply with obligations under the San Cristobal project finance facility;

•       disagreements with Sumitomo Corporation regarding future development or operation of San Cristobal, or failure to comply with agreements with Sumitomo related to the San Cristobal project;

•       uncertainties regarding future changes in applicable law or implementation of existing law, including Bolivian laws relating to tax, mining, environmental matters and exploration;

•       the availability, terms and timing of arrangements for smelting and variations in smelting operations and capacity;

•       the availability of experienced employees; and

•       the factors discussed under “Risk Factors.”

Many of those factors are beyond our ability to control or predict. You should not unduly rely on these forward-looking statements. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

We are a mining exploration and development company that holds a diversified portfolio of privately owned and controlled silver and other mineral exploration properties. None of these properties is in production, and, consequently, we have no current operating income or operating cash flow. Accordingly, no ratios are shown for any of the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the nine-month period ended September 30, 2006 as earnings were not sufficient to cover fixed charges.

We did not have any material amount of indebtedness for which interest payments were required during the years ended December 31, 2001, 2002, and 2003, and, therefore the amount by which earnings were inadequate to cover fixed charges for these years was not material. We had interest expense of $3.6 million and $7.3 million for the year ended December 31, 2004 and 2005, respectively, and interest expense of $0.7 million for the nine months ended September 30, 2006. Because we had a net loss from operations for each of those periods, our earnings were insufficient to cover fixed charges by $15.3 million in 2004, $59.3 million in 2005 and $50.6 million in the nine-month period ended September 30, 2006.

USE OF PROCEEDS

Unless a prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used to continue further evaluation, exploration, advancement and expansion of our portfolio of exploration properties or for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or Trust Indenture Act. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each applicable prospectus supplement the terms relating to a series of debt securities, including:

•       the title;

•       the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•       any limit on the amount that may be issued;

•       whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•       the maturity date;

•       whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•       the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•       whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•       the terms of the subordination of any series of subordinated debt;

•       the place where payments will be payable;

•       restrictions on transfer, sale or other assignment, if any;

•       our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•       the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•       the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•       whether the indenture will restrict our ability or the ability of our subsidiaries to:

•        incur additional indebtedness;

•        issue additional securities;

•        create liens;

•        pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•        redeem capital stock;

•        place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•        make investments or other restricted payments;

•        sell or otherwise dispose of assets;

•        enter into sale—leaseback transactions;

•        engage in transactions with stockholders or affiliates;

•        issue or sell stock of our subsidiaries; or

•        effect a consolidation or merger;

•       whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•       a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

•       information describing any book-entry features;

•       provisions for a sinking fund purchase or other analogous fund, if any;

•       whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•       the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•       any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•       if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•       if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•       if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•       if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•       the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•       subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•       the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•       the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•       the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•       to fix any ambiguity, defect or inconsistency in the indenture;

•       to comply with the provisions described above under “Consolidation, Merger or Sale”;

•       to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•       to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•       to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•       to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•       to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•       to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•       to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•       extending the fixed maturity of the series of debt securities;

•       reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•       reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•       register the transfer or exchange of debt securities of the series;

•       replace stolen, lost or mutilated debt securities of the series;

•       maintain paying agencies;

•       hold monies for payment in trust;

•       recover excess money held by the debenture trustee;

•       compensate and indemnify the debenture trustee; and

•       appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or any depositary named by us and identified in a prospectus supplement with respect to that series. At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•       issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•       register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF PREFERENCE SHARES

The following is a description of the material general terms and provisions of the preference shares. The particular terms of any class or series of preference shares will be described in the applicable prospectus supplement.

The following summary of terms of our preference shares is not complete. You should refer to the provisions of our Memorandum of Association, the Articles of Association and the resolutions of the Board of Directors relating to the approval and terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of a class or series of the preference shares.

We may issue up to 25,000,000 preference shares, par value $0.01 per share, of which none are outstanding as of the date of this prospectus. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•       issue one or more classes or series of preference shares;

•       determine the designation for any class or series of preference shares; and

•       determine the number of shares in any class or series.

The Board of Directors in approving the issuance of a class or series of preference shares shall determine, and the applicable prospectus supplement will set forth with respect to the class or series, the following:

•       whether dividends on that class or series of preference shares will be cumulative or non-cumulative;

•       the dividend rate and rights in respect of dividends on the preference shares of that class or series;

•       the liquidation preference per share of that class or series of preference shares, if any;

•       the voting powers, if any, of the preference shares of that class or series;

•       any redemption and sinking fund provisions applicable to that class or series of preference shares;

•       any conversion provisions applicable to that class or series of preference shares; and

•       the terms of any other preferences or other rights and limitations, if any, applicable to that class or series of preference shares.

Dividends

Holders of preference shares will be entitled to receive, when, as and if declared by the Board of Directors, dividends at the rates and on the dates as set forth in the prospectus supplement. Except as set forth below, no dividends will be declared or paid on any class or series of preference shares unless full dividends for all classes or series of preference shares which have the same rank as, or rank senior to, that class or series of preference shares, including any unpaid cumulative dividends, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro rata so that the amount of dividends declared per share on that class or series of preference shares and on each other class or series of preference shares having the same rank as, or ranking senior to, that class or series of preference shares will in all cases bear to each other the same ratio that accrued dividends per share on that class or series of preference shares and the other preference shares bear to each other. In addition, generally, unless all dividends on the preference shares have been paid, no dividends will be declared or paid on the ordinary shares and generally we may not redeem or purchase any ordinary shares.

Convertibility

No class or series of preference shares will be convertible into, or exchangeable for, other securities or property except as set forth in the prospectus supplement.

Redemption and Sinking Fund

No class or series of preference shares will be redeemable or receive the benefit of a sinking fund except as set forth in the prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, the holders of each class or series of preference shares will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of ordinary shares. If the amounts payable with respect to preference shares are not paid in full, the holders of preference shares will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each class or series. After the holders of preference shares are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated in the prospectus supplement, the holders of preference shares will not be entitled to vote.

The majority vote of the holders of two-thirds of the outstanding shares of each class or series of preference shares voting together as a class, is required to authorize any amendment, alteration or repeal of the Articles of Association, the Memorandum of Association or the adoption of a special resolution by the shareholders of our company which would adversely affect the powers, preferences or special rights of the preference shares, including authorizing any class or series of shares with superior dividend or liquidation preferences.

Miscellaneous

The holders of preference shares will have no preemptive rights. The preference shares, when issued, will be fully paid and nonassessable. Preference shares that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of share capital undesignated as to class or series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preference shares while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement. Neither the par value nor the liquidation preference is indicative of the price at which the preference shares will actually trade on or after the date of issuance. Payment of dividends on any class or series of preference shares may be restricted by loan agreements, indentures and other transactions we may enter into.

No Other Rights

The shares of a class or series of preference shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Memorandum of Association, the Articles of Association, the Board of Directors’ resolution approving the issuance of preference shares or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent for each class or series of preference shares will be described in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preference shares, rather than full shares of preference shares. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular class or series of preference shares. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preference shares overlying that depositary share, to all rights and preferences of the preference shares overlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights. The particular terms of any depositary shares will be described in the applicable prospectus supplement.

The shares of preference shares overlying the depositary shares will be deposited with a bank or trust company selected by us under a deposit agreement between us and the depositary. A depositary receipt will evidence the depositary shares issued under the deposit agreement. The depositary will be the transfer agent, registrar, and dividend disbursing agent for the depositary shares.

Holders of depositary receipts will agree to be bound by the deposit agreement. Any actions required to be taken by holders of depositary receipts, including filing proof of residence and paying applicable charges, will be set forth in the deposit agreement.

The following summary of the material provisions of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, and the Board of Directors’ resolutions approving the issuance of the depositary shares for the applicable class or series of preference shares that are, or will be, filed with the SEC.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the class or series of preference shares overlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preference shares.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable class or series of preference shares, as set forth in the prospectus supplement.

Redemption

If a class or series of preference shares overlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preference shares held by the depositary. Whenever we redeem any preference shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preference shares so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from our company and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preference shares and the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of preference shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preference shares. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preference shares overlying that holder’s depositary shares. The record date for depositary receipts will be the same date as the record date for the preference shares. The depositary will try, as far as practicable, to vote the preference shares overlying the depositary shares in accordance with the provided instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preference shares to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preference Shares

Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preference shares overlying the depositary shares. Partial shares of preference shares will not be issued. Holders of preference shares will not be entitled to deposit the shares under the deposit agreement to receive depositary receipts evidencing depositary shares for the preference shares.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by our company or the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preference shares in connection with our dissolution and the distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preference shares and the initial issuance of the depositary shares, any redemption of the preference shares and all withdrawals of preference shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other applicable charges as provided in the deposit agreement to be for their accounts. The deposit agreement may list circumstances under which the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by depositary receipt if the charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preference shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preference shares.

Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preference shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to our company of its election to do so. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preference shares overlying the depositary shares. Accordingly, those owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the overlying preference shares. In addition:

•       no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preference shares in exchange for depositary shares,

•       the tax basis of each share of preference shares to an exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged, and

•       the holding period for preference shares in the hands of an exchanging owner of depositary shares will include the period during which that person owned the depositary shares.

DESCRIPTION OF ORDINARY SHARES

The following summarizes certain provisions of our Memorandum of Association (the “Memorandum”) and the Articles of Association, as amended (the “Articles”). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum and the Articles, including the definitions thereof to certain terms. Copies of the Memorandum and Articles will be provided upon request.

The authorized share capital of the company consists of 175,000,000 ordinary shares, par value $0.01 per share, of which 58,439,500 shares were outstanding as of November 3, 2006 and 25,000,000 preference shares, par value $0.01 per share, of which none are outstanding.

The ordinary shares offered by this prospectus are validly issued, fully paid and nonassessable. There are no provisions of Cayman Islands law, our Memorandum or our Articles which impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of their not being resident in the Cayman Islands.

Dividend Rights

Holders of ordinary shares are entitled to receive dividends ratably when and as declared by the Board of Directors. The right to receive dividends is also subject to the rights of holders of preference shares, if any.

Liquidation

In the event of any dissolution, liquidation or winding up of Apex Silver, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the shares as to distribution on liquidation, distribution or winding up, the full amount to which they shall be entitled, the holders of the then outstanding ordinary shares shall be entitled to receive, pro rata according to the number of ordinary shares registered in the names of such shareholders, any of our remaining assets available for distribution to our shareholders; provided, if, at such time, the holder of ordinary shares has any outstanding debts, liabilities or engagements to or with us (whether presently payable or not, either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such ordinary shares)), the liquidator appointed to oversee our liquidation shall deduct from the amount payable in respect of such ordinary shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder’s debts, liabilities or engagements to or with us (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the ordinary shares remaining assets or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the ordinary shares.

Voting Rights

The Articles provide that the quorum required for a general meeting of the shareholders is not less than one or more shareholders present in person or by proxy holding at least 50 percent of the issued and outstanding shares entitled to vote at such meeting. Subject to applicable law and any provision of the Articles requiring a greater majority, we may from time to time by special resolution alter or amend the Memorandum or Articles; voluntarily liquidate, dissolve or wind- up our affairs; reduce our share capital or any capital, redemption or reserve funds, or any share premium account; or change our name or alter our objects.

Each shareholder is entitled to one vote per share on all matters submitted to a vote of shareholders at any such meeting. All matters, including the election of directors, voted upon at any duly held shareholders’ meeting shall be carried by ordinary resolution, except (i) approval of a merger, consolidation or amalgamation which requires (in addition to any regulatory or court approvals) the approval of at least seventy-five percent of the outstanding voting shares, voting together as a single class; (ii) any matter that must be approved by special resolution, including any amendment of the Memorandum and Articles; and (iii) as otherwise provided in the Articles. A special resolution requires the approval of at least two-thirds of the votes cast by holders of the outstanding voting shares voting together as a single class represented in person or by proxy at a duly convened meeting. An ordinary resolution requires the approval of a simple majority of votes cast at a meeting of shareholders represented in person or by proxy.

The Articles provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares we have issued having a preference over the ordinary shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of the shareholders may be called only by (i) the directors or (ii) at the request in writing of shareholders owning at least 20 percent of the outstanding shares generally entitled to vote.

The ordinary shares have noncumulative voting rights, which means that the holders of a majority of the ordinary shares may elect all of our directors and, in such event, the holders of the remaining ordinary shares will not be able to elect any directors.

Classified Board of Directors

Our board of directors is presently divided into three classes, of three directors each. Each class is elected for a term of three years, with the result that shareholders will not vote for the election of a majority of directors in any single year. Pursuant to the Articles, directors may be removed by the shareholders only with the vote of 80 percent of the outstanding shares generally entitled to vote. The classified board provision and the removal of directors by shareholder provision can only be amended with the vote of 80 percent of the outstanding shares generally entitled to vote.

This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Preemptive Rights

No holder of our outstanding shares shall, by reason of such holding, have any preemptive rights to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

Transfer of Shares

The Articles also provide that the board of directors may suspend the registration of transfers of ordinary shares for such periods as the board of directors may determine, but shall not suspend the registration of transfers for more than 40 days.

Other Class or Series of Shares

The Articles authorize the directors to create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by the Articles and applicable law. There are no other classes or series of shares outstanding.

Transfer Agent

Our registrar and transfer agent for all ordinary shares is American Stock Transfer & Trust Company.

Differences in Corporate Law

The Companies Law (2004 Revision) (the “Companies Law”) of the Cayman Islands is modeled after that of England, and differs in certain respects from such laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Law (including such modifications thereto adopted pursuant to the Articles) applicable to us which differ from provisions generally applicable to United States corporations and their shareholders. These statements are a brief summary of certain significant provisions of the Companies Law and, as such, do not deal with all aspects of every law that may be relevant to corporations and their shareholders.

Interested Directors

Our Articles provide that any transaction we enter into in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction.

A director having an interest in a transaction is entitled to vote in respect of such transaction provided the nature of the interest is disclosed at or prior to the vote on such transaction.

Mergers and Similar Arrangements

We may acquire the business of another company and carry on such business when it is within the objects of the Memorandum. The approval of the holders of at least 75 percent of the outstanding shares entitled to vote, voting together as a single class, at a meeting called for such purpose is required for us to (i) merge, consolidate or amalgamate with another company, (ii) reorganize or reconstruct us pursuant to a plan sanctioned by the Cayman Islands courts or (iii) sell, lease or exchange all or substantially all of our assets, except in the case of a transaction between us and any entity which we, directly or indirectly, control. In order to merge or amalgamate with another company or to reorganize and reconstruct itself, as a general rule, the relevant plan would need to be approved in accordance with the provisions of the Companies Law by the holders of not less than 75 percent of the votes cast at a general meeting called for such purpose and thereafter sanctioned by the Cayman Islands court. In respect of such a court sanctioned reorganization, while a dissenting shareholder may have the right to express to a Cayman Islands court his view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares, (i) the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (as here defined, rights to receive payment in cash for the judicially determined value of their shares) ordinarily available to dissenting shareholders of United States corporations.

Shareholders’ Suits

There does not appear to be any history of either a class action or a derivative action ever having been brought by shareholders in the Cayman Islands courts. There has, however, until recently been no official law reporting in the Cayman Islands and actions subject to the Confidential Relationships (Preservation) Law of 1976, as amended, are held in closed court. However, in this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the corporation or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation’s shareholders than actually approved it, or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation’s memorandum of association.

Indemnification; Exculpation

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for fraud or willful default.

Our Articles contain provisions providing for the indemnity by us of an officer, director, consultant, employee or agent of ours for threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or the right of the company), brought against such indemnified person by reason of the fact that such person was an officer, director, consultant, employee or agent of ours. In addition, the board of directors may authorize us to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Articles.

We also purchase directors and officers liability insurance from third parties for our directors and officers. Our Articles provide that our directors and officers shall have no liability (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of ours, or (ii) by reason of his having joined in any receipt for money not received by him personally, or (iii) for any loss on account of defect of title to any of our property, or (iv) on account of the insufficiency of any security in or upon which any money of ours shall be invested, or (v) for any loss incurred through any bank, broker or other agent, or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part, or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

Inspection of Books and Records

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a corporation.

Anti-Takeover Effects of Articles of Association

The Articles contain certain provisions that make more difficult the acquisition of control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with the directors. The directors believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the directors. The directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of us. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

In addition to those provisions of the Articles discussed above, set forth below is a description of other relevant provisions of the Articles. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Articles.

Shareholder Action by Written Consent

Cayman law permits shareholders to act by unanimous written consent.

Availability of Our Ordinary Shares for Future Issuances

The availability for issue of shares by our directors without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling the directors to make more difficult a change in control of us, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited share accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter share ownership of persons seeking to obtain control of us. We have no present plan to issue any shares other than shares to be issued in one or more offerings pursuant to this prospectus, shares which may be issued upon conversion of our Convertible Senior Subordinated Notes due 2024 and shares which possibly may be issued pursuant to employee benefit plans.

Shareholder Proposals

The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder’s intent to make such a proposal or nomination must be given and received by our secretary at our principal executive offices not later than (i) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (i) the name and address of the shareholder, (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, and (iii) the class and number of our shares which are beneficially owned by the shareholder. In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, (iii) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not we are then subject to such Regulation; and (iv) the consent of each nominee to serve as a director, if so elected. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

DESCRIPTION OF WARRANTS

Presently Outstanding Warrants

We have 390,000 warrants for the purchase of ordinary shares outstanding as of November 3, 2006. Each of our outstanding warrants are exercisable for one ordinary share at an initial exercise price ranging from $14.59 to $20.79 per share, subject to any adjustments made pursuant to the warrant agreements. Our outstanding warrants will expire on various dates ranging from April 8, 2008 to September 27, 2009. Our outstanding warrants are subject to warrant agreements that contain terms that, other than the exercise price and the expiration date, are similar to the terms of the warrant agreement by which the warrants to be issued under this prospectus will be governed.

Warrants that May be Issued

We may issue warrants independently or together with preference shares or ordinary shares and may attach warrants to any offered securities. Each class or series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of the material provisions of the warrants is not complete. You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

The prospectus supplement relating to a particular issue of warrants to issue ordinary shares or preference shares will describe the terms of the warrants, including the following:

•       the title of the warrants;

•       the offering price for the warrants, if any;

•       the aggregate number of the warrants;

•       the securities or other rights (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices), purchasable upon exercise of such warrants;

•       if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•       if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•       the dates on which the right to exercise the warrants shall commence and expire;

•       if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•       the price at which and the currency or currencies, including composite currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•       if applicable, a discussion of material U.S. federal income tax considerations;

•       the anti-dilution provisions of the warrants, if any;

•       the redemption or call provisions, if any, applicable to the warrants; and

•       any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF ORDINARY SHARE PURCHASE RIGHTS

General

We may issue ordinary share purchase rights. The ordinary share purchase rights may be issued independently or together with any other security and may or may not be transferable by the purchaser receiving the ordinary share purchase rights. In connection with an ordinary share purchase rights offering to our shareholders, certificates evidencing the ordinary share purchase rights and a prospectus supplement will be distributed to our shareholders on the record date set by us for receiving ordinary share purchase rights.

The prospectus supplement relating to an ordinary share purchase rights offering will describe the following terms of the ordinary share purchase rights in respect of which this prospectus is being delivered:

•       the exercise price for the ordinary share purchase rights;

•       the number of ordinary share purchase rights issued to each shareholder;

•       the extent to which the ordinary share purchase rights are transferable;

•       if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of the ordinary share purchase rights;

•       any other terms of the ordinary share purchase rights, including terms, procedures and limitations relating to the exchange and exercise of the ordinary share purchase rights; the date on which the right to exercise the ordinary share purchase rights shall commence, and the date on which the right shall expire;

•       the extent to which the ordinary share purchase rights includes an over-subscription privilege with respect to unsubscribed securities; and

•       if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the ordinary share purchase rights offering.

Exercise of the Ordinary Share Purchase Rights

Holders of ordinary share purchase rights will be entitled to purchase for cash a principal amount of ordinary shares at an exercise price set forth in, or be determinable as set forth in, the prospectus supplement relating to the ordinary share purchase rights offering. The ordinary share purchase rights may be exercised at any time up to the close of business on the expiration date for the ordinary share purchase rights set forth in the prospectus supplement.

After the close of business on the expiration date, all unexercised ordinary share purchase rights will become void.

The ordinary share purchase rights may be exercised as set forth in the prospectus supplement relating to the ordinary share purchase rights offering.

Upon receipt of payment and the ordinary share purchase rights certificate properly completed and duly executed at the corporate trust office of the agent for the ordinary share purchase rights or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the ordinary shares purchasable upon exercise. In the event that not all of the ordinary share purchase rights issued in any ordinary share purchase rights offering are exercised, we may decide to offer any unsubscribed ordinary shares directly to persons other than shareholders, to or through agents, underwriters or dealers or under standby underwriting arrangements or through a combination of these methods, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters or dealers, directly to other purchasers or through agents. A prospectus supplement will set forth the names of the underwriters, dealers or agents, if any, and any applicable commissions or discounts. In addition, we may from time to time distribute the ordinary share purchase rights and issue ordinary shares directly to purchasers or through agents in connection with the exercise of ordinary share purchase rights. In addition, in connection with any ordinary share purchase rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter will purchase any ordinary shares remaining unsubscribed for after the ordinary share purchase rights offering. We may also offer and sell securities directly to investors, through a specific bidding, auction or other process.

From time to time, we may exchange securities for indebtedness or other securities that we may have outstanding. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, dealers acting on our behalf may also purchase securities and re-offer them to the public by one or more of the methods described above. We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, such third parties or their affiliates may issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our ordinary shares. If the applicable prospectus supplement indicates, this prospectus may be used in connection with the offering of such securities.

The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

•       the name or names of any underwriters;

•       the purchase price and the proceeds which we will receive from the sale;

•       any underwriting discounts and other items constituting underwriters’ compensation;

•       any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers; and

•       any securities exchanges on which the securities of a class or series may be listed.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an “underwriter” under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any underwriters, dealers and agents against or contribute to any payments the underwriters, dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

In connection with an offering of securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

CERTAIN TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of ordinary shares. This discussion does not address special situations that may apply to particular holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, partnerships or other pass-through entities, U.S. Holders who own (directly, indirectly or by attribution) 10 per cent or more of our ordinary shares, U.S. Holders whose “functional currency” is not the U.S. dollar and persons who hold ordinary shares in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. The following discussion also does not apply to tax-exempt entities except to the extent that certain matters are specifically addressed. This discussion does not address the tax consequences to U.S. Holders of ordinary shares under any state, local, foreign and other tax laws.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

As discussed in more detail below, we believe that we likely were a passive foreign investment company (“PFIC”) with respect to 2004 and 2005, and likely will be a PFIC in 2006 as well as potentially with respect to future years. If we are a PFIC, U.S. Holders of ordinary shares will be subject to certain adverse tax rules (the “PFIC rules”), which are described below. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of us being classified as a PFIC.

As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that is for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of ordinary shares that is a partnership and partners in such partnership should consult their own tax advisers regarding the U.S. federal income tax consequences of holding and disposing of ordinary shares.

This discussion is limited to holders of the ordinary shares who will hold the ordinary shares as capital assets.

Prospective investors are urged to consult their own tax advisers with respect to the particular tax consequences to them of the purchase, ownership and disposition of ordinary shares, including the tax consequences under any state, local, foreign and other tax laws.

The Passive Foreign Investment Company Rules

Classification as a PFIC

We believe that we likely were a PFIC with respect to 2004 and 2005, and likely will be a PFIC with respect to 2006 as well as potentially with respect to future years. We will be a PFIC for any taxable year if either 75 percent or more of our gross income for the taxable year is “passive” income or the average portion of our assets during the taxable year that produce “passive” income or are held for the production of “passive” income is at least 50 percent.

We will likely be a PFIC with respect to 2006 and potentially with respect to future years because we expect to earn significant passive income from investments prior to our commencement of substantial mining operations. In addition, we may constitute a PFIC even after we begin to generate significant income from mining and processing operations.

If we are classified as a PFIC for any taxable year during any part of which a U.S. Holder owns ordinary shares, the U.S. Holder generally will be required to continue to treat us as a PFIC even if we cease to be a PFIC in a future year. We do not intend to make or issue to U.S. Holders of ordinary shares determinations as to our PFIC status, or the PFIC status of any lower tier subsidiary, for any taxable year.

Consequences of PFIC Status

If we are treated as a PFIC for any taxable year during any part of which a U.S. Holder owns ordinary shares, the U.S. Holder generally will be subject to a special tax regime in respect of “excess distributions.” Excess distributions generally will include dividends or other distributions on the ordinary shares in any taxable year to the extent the amount of such distributions exceeds 125 percent of the average distributions for the three preceding years or, if shorter, the investor’s holding period. In addition, gain on a sale or other disposition of ordinary shares generally will be treated as an excess distribution. For this purpose, certain transfers of ordinary shares that otherwise would qualify as tax free will be treated as taxable dispositions.

As discussed in more detail below under “Taxation of U.S. Holders of Ordinary Shares—Qualified Electing Fund Election” and “—Mark-to-Market Election”, there are two alternative taxation regimes for PFICs that may be elected by U.S. Holders in respect of ordinary shares, subject to certain conditions.

Tax Treatment of Excess Distributions

Under the PFIC rules, a U.S. Holder will be required to allocate any excess distributions with respect to ordinary shares to each day during the U.S. Holder’s holding period for the ordinary shares on a straight line basis. Any portion of the excess distribution that is allocable to the current year or to periods in the U.S. Holder’s holding period before we became a PFIC will be included in the U.S. Holder’s gross income for the current year as ordinary income. Any portion of an excess distribution that is allocable to any other year will be taxable at the highest rate of taxation applicable to ordinary income for that year, without regard to the U.S. Holder’s other items of income and loss for such year; and this tax will be increased by an interest charge computed by reference to the periods to which the tax is allocable and based on the rates generally applicable to underpayments of tax. Any such interest charge generally will be non-deductible interest expense for individual taxpayers.

Tax Exempt Holders

Distributions with respect to ordinary shares held by, and gain from a sale of ordinary shares by, a U.S. Holder that is exempt from U.S. federal income taxation, such as a tax exempt charitable organization, pension fund or an individual retirement account, will not be taxed as an “excess distribution” unless a dividend with respect to our ordinary shares would be taxable to the tax exempt U.S. Holder.

Lower Tier PFICs

If we are a PFIC and if one or more of our non-U.S. corporate subsidiaries were treated as a PFIC (“lower tier PFICs”), U.S. Holders of ordinary shares would be considered to own, and also would be subject to the PFIC rules with respect to, their proportionate share of the lower tier PFIC stock that we own, regardless of the percentage of their ownership in us. In such circumstances a U.S. Holder of ordinary shares could elect an alternative taxation regime in respect of its indirect ownership interest in a lower tier PFIC, subject to certain conditions. See “Taxation of U.S. Holders of Ordinary Shares—Lower Tier PFICs.”

Taxation of U.S. Holders of Ordinary Shares

Taxation of Dividends

We do not expect to make distributions on the ordinary shares in the foreseeable future. However, if we were to make a distribution on the ordinary shares, and if a U.S. Holder’s holding period for its ordinary shares includes any portion of a taxable year for which we were a PFIC, the portion of the distribution payable to the U.S. Holder may be taxed as an “excess distribution” under the PFIC rules, unless the U.S. Holder timely makes a QEF election or mark-to-market election (described below) in respect of its ordinary shares.

Apart from any portion of a distribution that constitutes an “excess distribution,” distributions paid by us will be taxable as ordinary foreign source dividend income upon receipt to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If we are a PFIC, such distributions will not be eligible for the reduced rates of tax applicable to qualified dividend income. Distributions paid by us will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. Dividends paid by us generally will be treated as “passive income” or, in the case of certain holders for taxable years beginning before January 1, 2007, “financial services income” for U.S. foreign tax credit purposes.

Taxation of Gains on Sale or Other Disposition

If a U.S. Holder’s holding period for its ordinary shares includes any portion of a taxable year for which we were a PFIC, any gain realized by the U.S. Holder on a sale or other disposition of the ordinary shares will be taxed as an “excess distribution” under the PFIC rules, unless the U.S. Holder is eligible to and timely makes a QEF election or a mark-to-market election (described below) with respect to the ordinary shares.

If we are not treated as a PFIC at any time during which a U.S. Holder owns ordinary shares, the U.S. Holder will recognize capital gain or loss on a sale or other disposition of the ordinary shares, which will constitute long-term capital gain or loss if the holding period for the ordinary shares exceeds one year at the time of disposition. Such gain or loss will generally be U.S. source gain or loss.

Qualified Electing Fund Election

The special PFIC rules described above for “excess distributions” will not apply to a U.S. Holder if the U.S. Holder makes a qualified electing fund or “QEF” election for the first taxable year of the U.S. Holder’s holding period for the ordinary shares during which we are a PFIC and we comply with specified reporting requirements. A QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s federal income tax return for the year.

A U.S. Holder that makes a QEF election with respect to us will be currently taxable on its pro rata share of our ordinary earnings and net capital gain for each of our taxable years in which we qualify as a PFIC and as to which the QEF election is effective, regardless of whether the U.S. Holder receives any distributions from us. The U.S. Holder’s basis in its ordinary shares will be increased to reflect the U.S. Holder’s taxed but undistributed income. Distributions of income that previously have been taxed will result in a corresponding reduction of basis in the ordinary shares and will not be taxed again as a distribution to the U.S. Holder.

Upon request, we will endeavor to provide to a U.S. Holder no later than ninety days after the request the information that is required to make a QEF election. A U.S. Holder who makes a QEF election must provide to the IRS an annual information statement which, upon request from a U.S. Holder, we will furnish within ninety days after the request. A QEF election applies to all future years of an electing U.S. Holder, unless revoked with the IRS’s consent.

Mark-to-Market Election

If we are a PFIC, a U.S. Holder of ordinary shares may elect under the PFIC rules to recognize any gain or loss on its ordinary shares on a mark-to-market basis at the end of each taxable year, so long as the ordinary shares are regularly traded on a qualifying exchange. The mark-to-market election under the PFIC rules is an alternative to the QEF election. The mark-to-market election must be made by the due date (as may be extended) for filing the taxpayer’s federal income tax return for the first year in which the election is to take effect.

If a mark-to-market election under the PFIC rules is made, the “excess distribution” rules will not apply to amounts received with respect to the ordinary shares from and after the effective time of the election, and any mark-to-market gains or gains on disposition will be treated as ordinary income for any year in which we are a PFIC. However, if a U.S. Holder of ordinary shares makes the mark-to-market election for ordinary shares to take effect after the beginning of the U.S. Holder’s holding period for the ordinary shares, mark-to-market gains for the first year in which the election applies will be taxed as “excess distributions.” Mark-to-market losses and losses on disposition will be treated as ordinary losses to the extent of the U.S. Holder’s prior net mark-to-market gains. Losses in excess of prior net mark-to-market gains will generally not be recognized.

A mark-to-market election under the PFIC rules applies to all future years of an electing U.S. Holder during which the stock is regularly traded on a qualifying exchange, unless revoked with the IRS’s consent.

Lower Tier PFICs

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders of ordinary shares generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in that lower tier PFIC. If we are a PFIC and a U.S. Holder of ordinary shares does not make a QEF election in respect of a lower tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (1) we receive a distribution from, or dispose of all or part of our interest in, the lower tier PFIC or (2) the U.S. Holder disposes of all or part of its ordinary shares. Upon request, we will endeavor to cause any lower tier PFIC to provide to a U.S. Holder no later than ninety days after the request the information that may be required to make a QEF election with respect to the lower tier PFIC. A mark-to-market election under the PFIC rules with respect to ordinary shares would not apply to a lower tier PFIC, and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that lower tier PFIC. Consequently, U.S. Holders of ordinary shares could be subject to the PFIC rules with respect to income of the lower tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. Similarly, if a U.S. Holder made a mark-to-market election under the PFIC rules in respect of the ordinary shares and made a QEF election in respect of a lower tier PFIC, that U.S. Holder could be subject to current taxation in respect of income from the lower tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. U.S. Holders are urged to consult their own tax advisers regarding the issues raised by lower tier PFICs.

In connection with the completion of the debt financing for the San Cristobal project we were required to contribute certain amounts to the Bolivian subsidiary that holds the principal assets associated with the project. Following the contribution of those amounts, that Bolivian subsidiary is earning significant interest income and, as a result, we believe that subsidiary constituted a PFIC in 2005 and will likely constitute a PFIC in 2006. We can provide no assurance that one or more of our other lower tier subsidiaries will not be classified as a PFIC in respect of any year.

Reporting

A U.S. Holder who owns ordinary shares during any year that we are a PFIC must file an IRS Form 8621 in respect of such ordinary shares.

Non-U.S. Holders

An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any dividends received on ordinary shares unless (1) the investor has an office or other fixed place of business in the United States to which the dividends are attributable and the dividends are either derived in the active conduct of a banking, finance or similar business in the United States or the investor is a non-U.S. corporation the principal business of which consists of trading in stocks or securities for its own account, or (2) the investor is a foreign insurance company that conducts business in the United States and the dividends are attributable to that business.

An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of ordinary shares unless (1) the investor is engaged in the conduct of a trade or business in the United States and the gain is effectively connected with that trade or business, or (2) the investor is an individual who is present in the U.S. for 183 days or more during the taxable year in which the gain is realized and other specified conditions are met.

United States Information Reporting and Backup Withholding

Dividend payments made to a U.S. Holder of ordinary shares and proceeds of a sale or other disposition of ordinary shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

LEGAL MATTERS

Certain Cayman Islands legal matters, including the validity of the securities offered by this prospectus, will be passed upon for our company by Walkers, Grand Cayman, Cayman Islands. Certain U.S. legal matters will be passed upon for our company by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserves for the San Cristobal project were calculated by Mine Reserves Associates, Inc. All such figures are included herein in reliance upon the authority of that firm as experts in such matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

$200,000,000

DEBT SECURITIES

PREFERENCE SHARES

DEPOSITARY SHARES

ORDINARY SHARES

WARRANTS

ORDINARY SHARE PURCHASE RIGHTS

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. We will pay all expenses in connection with the issuance and distribution of the securities being registered.

Registration Fee—Securities and Exchange Commission	$21,400
American Stock Exchange	60,000	*
Printing Expenses	50,000	*
Legal Fees and Expenses	$50,000	*
Accounting Fees and Expenses	$20,000	*
Miscellaneous	$20,000	*
Total	$221,400	*

*                    Estimated.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Association provide that that we must indemnify our directors, officers, employees and agents in connection with the defense of any civil legal proceedings concerning our company or its affairs, except in the case of willful default or fraud by such person. To the extent that we are permitted to do so, we intend to give an indemnity to each of our directors and to arrange for the liabilities under these indemnities to be covered. We have directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities. We have entered into indemnification agreements with each of our directors which require us to indemnify the director to the full extent of the law.

The limitation of liability and indemnification provisions in our Memorandum of Association and Articles of Association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 of this registration statement or otherwise may be permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.         EXHIBITS.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement for Ordinary Shares(1)
1.2	Form of Underwriting Agreement for Preference Shares(1)
4.1	Amended and Restated Memorandum of Association(2)
4.2	Amended and Restated Articles of Association(2)
4.3	Specimen of Certificate Representing the Company’s Ordinary Shares, par value U.S. $0.01(3)
4.4	Specimen of Certificate Representing the Company’s Preference Shares(1)
4.5	Form of Ordinary Share Warrant Agreement and Certificate(1)
4.6	Form of Preference Share Warrant Agreement and Certificate(1)
4.7	Form of Senior Indenture(4)
4.8	Form of Senior Debt Security(1)
4.9	Form of Subordinated Indenture(4)
4.10	Form of Subordinated Debt Security(1)
4.11	Form of Deposit Agreement(1)
4.12	Form of Depositary Receipt for Depositary Shares(1)
4.13	Form of Ordinary Share Purchase Rights(1)
5.1	Opinion of Walkers(4)
5.2	Opinion of Davis Graham & Stubbs LLP(4)
12.1	Computation of Ratio of Earnings to Fixed Charges(4)
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP(4)
23.4	Consent of Mine Reserves Associates, Inc.(4)
24.1	Power of Attorney (included on signature page of this registration statement)
25.1	Form T-1 Statement of Eligibility of Trustee for the Senior Indenture(1)
25.2	Form T-1 Statement of Eligibility of Trustee for the Subordinated Indenture(1)

(1)          To be filed by an amendment to this registration statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if the Company enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

(2)          Attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(3)          Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

(4)          Filed with this registration statement.

ITEM 17.         UNDERTAKINGS.

(a)   We hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

(A)   Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(B)   Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)   The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on November 14, 2006.

APEX SILVER MINES LIMITED
By:	/s/ JEFFREY G. CLEVENGER
Name: Jeffrey G. Clevenger
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey G. Clevenger and Gerald J. Malys, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JEFFREY G. CLEVENGER	President and Chief Executive	November 14, 2006
Jeffrey G. Clevenger	Officer, Director (Principal
Executive Officer)
Director
Harry M. Conger
/s/ OVE HOEGH	Director	November 14, 2006
Ove Hoegh
/s/ KEITH R. HULLEY	Director	November 14, 2006
Keith R. Hulley
/s/ KEVIN R. MORANO	Director	November 14, 2006
Kevin R. Morano
/s/ TERRY M. PALMER	Director	November 14, 2006
Terry M. Palmer

S-1

/s/ CHARLES B. SMITH	Director	November 14, 2006
Charles B. Smith
/s/ PAUL SOROS	Director	November 14, 2006
Paul Soros
/s/ GERALD J. MALYS	Senior Vice President and Chief
Gerald J. Malys	Financial Officer (Principal	November 14, 2006
Financial Officer)
/s/ ROBERT P. VOGELS	Vice President and Controller	November 14, 2006
Robert P. Vogels	(Principal Accounting Officer)

S-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement for Ordinary Shares(1)
1.2	Form of Underwriting Agreement for Preference Shares(1)
4.1	Amended and Restated Memorandum of Association(2)
4.2	Amended and Restated Articles of Association(2)
4.3	Specimen of Certificate Representing the Company’s Ordinary Shares, par value U.S. $0.01(3)
4.4	Specimen of Certificate Representing the Company’s Preference Shares(1)
4.5	Form of Ordinary Share Warrant Agreement and Certificate(1)
4.6	Form of Preference Share Warrant Agreement and Certificate(1)
4.7	Form of Senior Indenture(4)
4.8	Form of Senior Debt Security(1)
4.9	Form of Subordinated Indenture(4)
4.10	Form of Subordinated Debt Security(1)
4.11	Form of Deposit Agreement(1)
4.12	Form of Depositary Receipt for Depositary Shares(1)
4.13	Form of Ordinary Share Purchase Rights(1)
5.1	Opinion of Walkers(4)
5.2	Opinion of Davis Graham & Stubbs LLP(4)
12.1	Computation of Ratio of Earnings to Fixed Charges(4)
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP(4)
23.4	Consent of Mine Reserves Associates, Inc.(4)
24.1	Power of Attorney (included on signature page of this registration statement)
25.1	Form T-1 Statement of Eligibility of Trustee for the Senior Indenture(1)
25.2	Form T-1 Statement of Eligibility of Trustee for the Subordinated Indenture(1)

(1)          To be filed by an amendment to this registration statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference if the Company enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

(2)          Attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(3)          Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

(4)          Filed with this registration statement.